Exhibit 2.1

SECURITIES EXCHANGE AGREEMENT

B E T W E E N:

NUTRITIONAL HIGH LTD.

– AND –

SONOMA CAPITAL INC.

– AND –

ALL OF THE SHAREHOLDERS OF NUTRITIONAL HIGH LTD. NAMED ON SCHEDULE "A" ATTACHED HERETO

TABLE OF CONTENTS

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SECURITIES EXCHANGE AGREEMENT
THIS SECURITIES EXCHANGE AGREEMENT made as of the 20 day of June, 2014.
B E T W E E N:
Nutritional High Ltd.
a corporation incorporated  under the laws of the Province of Ontario
(hereinafter called "NHL")
– AND –
Sonoma Capital Inc.
a corporation incorporated pursuant to the federal laws of Canada
(hereinafter called "Sonoma")
– AND –
ALL OF THE SHAREHOLDERS OF NHL NAMED ON SCHEDULE "A" ATTACHED HERETO
RECITALS:
WHEREAS, on the terms and subject to the conditions hereinafter set forth, on the Closing Date (as defined below) all of the holders of common shares of NHL (the "Shareholders") shall exchange 100% of their common shares of NHL for the Consideration Shares (as defined below);
NOW THEREFORE THIS AGREEMENT WITNESSETH in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration and the sum of TWO DOLLARS ($2.00) in lawful money of Canada now paid by each Party hereto to the other (the receipt and sufficiency of which is hereby irrevocably acknowledged), the Parties hereto represent, warrant, covenant and agree as follows:
ARTICLE 1
INTERPRETATION
1.1            Where used herein or in any amendments or Schedules hereto, the following terms shall have the following meanings:
"Agreement" means this securities exchange agreement, including the schedules, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof; "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, or other subdivision; and "Article", "Section" or other subdivisions of this Agreement followed by a number means and refers to the specified Article, Section or other subdivision of this Agreement;
"Assets" includes all assets having a fair market value in excess of $5,000;
"Business Day" means any day other than a Saturday, a Sunday, a statutory holiday in the Province of Ontario or any other day on which the principal chartered banks located in the City of Toronto are not open for business during normal banking hours;
"Canadian Securities Laws" means: (a) the Securities Act (Ontario) or the equivalent legislation in each province and territory of Canada; and (b) the instruments and policies adopted by the securities commission of any province and territory of Canada and the Canadian Securities Administrators, each as amended from time to time;
"CBCA" means the Canada Business Corporations Act, as amended and any legislation enacted in substitution therefore;
"Closing" has the meaning ascribed to such term in Section 2.5 hereof;

"Closing Date" has the meaning ascribed to such term in Section 2.5 hereof;
"Consideration Shares" means the Sonoma Shares to be issued in exchange for all of the NHL Shares pursuant to the terms of this Agreement;
"Consideration Warrants" means the Sonoma Warrants to be issued in exchange for all of the NHL Warrants pursuant to the terms of this Agreement;
"Consideration Securities" means collectively, the Consideration Shares and the Consideration Warrants;
"Encumbrances" means any and all claims, liens, security interests, mortgages, pledges, pre-emptive rights, charges, options, equity interests, encumbrances, proxies, voting agreements, voting trusts, leases, tenancies, easements or other interests of any nature or kind whatsoever, howsoever created;
"Indemnified Party" shall have the meaning ascribed to such term in Section 14.4 hereof;
"Indemnifying Party" shall have the meaning ascribed to such term in Section 14.4 hereof;
"Indemnity Claim" shall have the meaning ascribed to such term in Section 14.4 hereof;
"Intellectual Property" means collectively, patents, patent applications and inventions, trademarks (both registered and unregistered), tradenames, trademark or tradename registrations or applications, copyright or copyright registrations or applications for copyright registration and trade secrets, and each licence or licensing contract for any of the foregoing;
"Law" or "Laws" means all requirements imposed by statutes, regulations, rules, ordinances, by-laws, decrees, codes, policies, judgments, orders, rulings, decisions, approvals, notices, permits, guidelines or directives of any Regulatory Authority;
"Material Adverse Change", when used in connection with Sonoma or NHL, means any change, effect, event or occurrence that is, or could reasonably be expected to be, material and adverse to the business, properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), operations or financial condition of such party and its subsidiaries, taken as a whole, as applicable, other than any change, effect, event or occurrence: (i) relating to the global economy or securities markets in general; or (ii) affecting the solar energy industry in general and which does not have a materially disproportionate effect on Sonoma or NHL;
"Material Adverse Effect" means any effect that is, or could reasonably be expected to be, a Material Adverse Change;
"Material Contract" is any contract having a monetary value greater than $10,000 or a term longer than one year;
"NHL" has the meaning ascribed to such term in the preamble to this Agreement;
"NHL Shares" means the common shares in the capital of NHL;
"NHL Warrants" means common share purchase warrants of NHL, each of which is exercisable into one NHL Share at an exercise price of $0.05 for a period ending on the earlier of: (i) 36 months from the issuance of the NHL Warrants; or (ii) 18 months from the completion of a going public transaction (as defined in the NHL Warrants).  For greater certainty, the Transaction qualifies as a going public transaction for this purpose.
"Parties" means Sonoma, NHL and the Shareholders and any other Person that may become a party to this Agreement and "Party" means any one of them;
"Person" includes an individual, partnership, association, unincorporated organization, trust and corporation and a natural person acting in such person's individual capacity or in such person's capacity as trustee, executor, administrator, agent or other legal representative;
"Public Record" has the meaning ascribed to such term in section 5.1(j) of this Agreement;

"Regulatory Authority" means any government, regulatory or administrative authority, agency, commission, utility or board (federal, provincial, municipal or local, domestic or foreign) having jurisdiction in the relevant circumstances and any person acting under the authority of any of the foregoing and any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances;
"Shareholders" has the meaning ascribed to such term in the recitals to this Agreement;
"Sonoma" has the meaning ascribed to such term in the preamble to this Agreement;
"Sonoma Shares" means common shares in the capital of Sonoma.
"Sonoma Warrants" means the common share purchase warrants of Sonoma, each entitling the holder thereof to purchase one Sonoma Share at an exercise price of $0.05 for a period ending 18 months after the Closing Date.
"Tax" and "Taxes" shall mean any or all Canadian federal, provincial, local or foreign (i.e. non-Canadian) income, gross receipts, real property gains, goods and services, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other taxes, levies, governmental charges or assessments of any kind whatsoever, including, without limitation, any estimated tax payments, interest, penalties or other additions, whether or not disputed.
"Tax Act" means the Income Tax Act (Canada);
"Third Party Liability" shall have the meaning ascribed to such term in Section 14.4 hereof;
"Time of Closing" has the meaning ascribed to such term in Section 2.5 hereof;
"Transaction" has the meaning ascribed to such term in Section 2.1 hereof;
1.2            Unless otherwise expressly provided, all dollar amounts referred to in this Agreement are in Canadian Funds.
1.3            Except where the context otherwise indicates, words importing the singular number only shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine and neuter genders, and vice versa.
1.4            The division of this Agreement into articles and sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.
1.5            The following Schedules annexed hereto are incorporated by reference and deemed to form a part of this Agreement:
Schedule "A"	Shareholders of NHL
Schedule "B"	Material Contracts of NHL
Schedule "C"	Resulting Issuer Share Capital
ARTICLE 2
AGREEMENT TO EXCHANGE
2.1            Subject to the terms and conditions hereof, on the Closing Date each of: (i) the NHL Shares will be exchanged for the Consideration Shares one a one-for-one basis; and (ii) the NHL Warrants will be exchanged for the Consideration Warrants on a one-for-one basis (hereinafter referred to as the "Transaction"), as set out in Schedule "A" pursuant to the Transaction.
2.2            The Shareholders acknowledge and agree that the Consideration Securities may be subject to resale restrictions under applicable laws and that the Consideration Securities shall not be transferable except in accordance with such resale restrictions and that the certificates issued for the Consideration Securities may bear a legend or legends to that effect.  Furthermore, the Shareholders acknowledge and agree that 60% of their Consideration Shares will be subject to a four month escrow agreement in addition to any escrow provisions required by applicable regulatory authorities and stock exchanges on which the Consideration Shares are or may be listed.

2.3            The Shareholders hereby consent to the disclosure of (a) this Agreement and its terms and conditions and (b) the shareholdings of the Shareholders by Sonoma and NHL in the public disclosure documents.
2.4            Sonoma does not assume and shall not be liable for any taxes under the Tax Act or any other taxes whatsoever which may be or become payable by the Shareholders including, without limiting the generality of the foregoing, any taxes resulting from or arising as a consequence of the sale by the Shareholders, as the case may be, to Sonoma of the NHL Shares herein contemplated, and the Shareholders shall indemnify and save harmless Sonoma from and against all such taxes.
2.5            The completion of the Transaction shall be closed (the "Closing") at the offices of NHL's counsel, Fogler, Rubinoff LLP, 77 King Street West, Suite 3000, Toronto, Ontario, at 10:00 a.m. local time in Toronto, Ontario (the "Time of Closing") on June 27, 2014 (the "Closing Date") or on such other date or at such other time and place as the Parties may agree.
2.6            Any cheque, document, instrument or thing which is to be delivered by any Party hereto at the Closing shall be tabled at the Closing at the place of closing referred to above by the Party which is to deliver such cheque, document, instrument or thing, and any cheque, document, instrument or thing so tabled by a Party hereto shall:
(a)	be deemed to have been delivered by such Party for the purposes of this Agreement;
(b)	be held in escrow by counsel for such Party to be dealt with in accordance with paragraphs (c) and (d);
(c)	be delivered to the Party to which it is to be delivered pursuant to the terms hereof, if all cheques, documents, instruments and things which are to be delivered at the Closing are tabled in accordance with this section at the Closing; and
(d)	be delivered to, or in accordance with the directions of, the Party which tabled it if paragraph (c) does not apply.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF NHL
3.1            NHL hereby represents and warrants to Sonoma as at the date hereof and as at the Closing Date and acknowledges and confirms that Sonoma is relying upon such representations and warranties in connection with the Transaction, as follows:
(a)	NHL is a corporation duly incorporated, organized and validly subsisting under the laws of the Province of Ontario and has the corporate power to own or lease its property and to carry on its business as it is now being conducted and as proposed to be conducted and on the Closing Date will have the corporate power to execute, deliver and perform its obligations under this Agreement, and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which NHL is subject;
(b)	the authorized share capital of NHL consists of an unlimited number of common shares, of which 60,400,011 common shares are currently issued and outstanding as of the date hereof and such issued and outstanding common shares have been validly issued and are outstanding as fully paid and non-assessable and 13,500,006 NHL Warrants;
(c)	NHL has two wholly-owned subsidiaries, Nutritional High (Colorado), Inc. and NHC Edibles, LLC;

(d)	all of the issued and outstanding NHL Shares and NHL Warrants are beneficially owned and registered in the name of the Shareholder as set out in Schedule "A" hereto;
(e)	NHL does not have any agreements, options or commitments to acquire any shares or securities of any corporation or to acquire or lease any business operations, real property or assets other than as described elsewhere in this Agreement including the Townsend Option Agreement referred to in Schedule "B" hereto;
(f)	the entering into of this Agreement and the consummation of the Transaction as contemplated hereby have been duly authorized by all necessary corporate action on behalf of NHL and this Agreement has been duly executed and delivered by NHL and is a valid and binding obligation of NHL enforceable in accordance with its terms, subject however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws generally affecting creditors' rights and, to the extent that equitable remedies, such as specific performance and injunction, are in the discretion of the court from which they are sought;
(g)	neither the execution and delivery of this Agreement by NHL nor the consummation of the Transaction
(i)	will conflict with or result in or create a state of facts which after notice or lapse of time or delay or both, will conflict with or result in:
(A)	a violation, contravention or breach by NHL of any of the terms, conditions or provisions of the charter documents, by-laws or resolutions of NHL or of any agreement or instrument to which NHL is a party or by which it is bound or constitute a default of NHL thereunder, or of any statute, regulation, judgement, decree or law by which NHL, NHL's Assets or the NHL Shares are subject or bound; or
(B)	a violation by NHL of any law or regulation or any applicable order of any court, arbitrator or governmental authority having jurisdiction over NHL, or require NHL, prior to the Closing or as a condition precedent thereof, to make any governmental or regulatory filings, obtain any consent, authorization, approval, clearance or other action by any Person or await the expiration of any applicable waiting period; or
(ii)	do not and will not result in the imposition of an Encumbrance upon any of NHL's Assets or the NHL Shares that would, individually or in the aggregate, have a Material Adverse Effect on NHL;
(h)	the minute books of NHL contain full, true and correct copies of the constating documents of NHL, and contain copies of all minutes of all meetings and all resolutions of the directors, committees of directors and shareholders of NHL, and all such meetings were duly called and properly held and such minutes were properly adopted and approved;
(i)	NHL has conducted and is conducting its business in compliance in all material respects with all applicable laws, rules and regulations of each jurisdiction in which its business is carried on and holds necessary licences, permits, approvals, consents, certificates, registrations and authorizations, whether governmental, regulatory or otherwise, to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated, and the same are validly existing and in good standing and none of such licenses, permits, approvals, consents, certificates, registrations and authorizations contains any burdensome term, provision, condition or limitation, which has or would reasonably be expected to have a Material Adverse Effect on the operation of its business as now carried on;
(j)	NHL has not received any notice of proceedings relating to the revocation or modification of any certificate, authority, permit or license which, if the subject of an unfavourable decision, ruling or finding would materially and adversely affect the conduct of the business, operations, financial condition or income of NHL;

(k)	NHL has not granted or entered into any agreement, option, understanding or commitment or any encumbrance of or disposal of NHL's Assets or an interest therein or any right or privilege capable of becoming an agreement or option with respect to NHL's Assets and will not do so prior to Closing, save and except for any disposal of assets in the normal course of business;
(l)	except as disclosed in Schedule "A", no Person holds any securities convertible or exchangeable into securities of NHL nor will any agreement, warrant, option, right or privilege being or capable of becoming an agreement, warrant, option or right for the purchase, subscription or issuance of any unissued common shares or other securities of NHL have been authorized or agreed to be issued or will be outstanding as at Closing;
(m)	There is no pending, or to the knowledge of NHL, after due inquiry, threatened or contemplated, any suit, action, legal proceeding, litigation or governmental investigation of any sort, nor is there any present state of facts or circumstances which can be reasonably anticipated to be a basis for any such suit, action, legal proceeding, litigation or governmental investigation nor is there presently outstanding against NHL, any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality, or arbitrator, to which NHL is a party or to which the property of NHL is subject;
(n)	Since June 13, 2014, NHL has not:
(i)	carried on the business of NHL in other than its usual and ordinary course;
(ii)	entered into any transaction out of the usual and ordinary course of business other than the Transaction;
(iii)	amended its articles, by-laws or other governing documents; and
(iv)	made any change in its accounting principles and practices including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained;
(o)	since June 13, 2014, there has been no change in the affairs, business, operations or condition of NHL, financial or otherwise, whether arising as a result of any legislative or regulatory change, revocation of any licence or right to do business, fire, explosion, accident, casualty, labour dispute, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except changes occurring in the usual and ordinary course of business which have not had a Material Adverse Effect on NHL;
(p)	the books, records and accounts of NHL, in all material respects, have been maintained in accordance with good business practices on a basis consistent with prior periods and accurately and fairly reflect the basis for NHL's financial statements;
(q)	NHL has not withheld, and will not withhold, from Sonoma any material facts or material information relating to NHL or the Transaction;
(r)	NHL has filed and shall continue to file all documents required to be filed by it under any applicable taxing legislation and has paid all taxes, licence fees or other charges that are due and payable and has paid all assessments and reassessments and all other taxes (including federal and provincial sales taxes, governmental charges, penalties, interest and fines) due and payable on or before the date hereof;
(s)	NHL has withheld from each payment to its officers, directors, employees and shareholders the amount of all taxes and other deductions required to be withheld therefrom and has paid the same to the proper receiving officer within the time required under applicable legislation;

(t)	NHL is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labour practice;
(u)	no unfair labour practice complaint against NHL is pending before any labour relations board or similar governmental tribunal or agency and no such complaint has been filed within the two (2) year period preceding the date hereof and no notice has been received by NHL of any complaints filed by any employees against NHL claiming that NHL has violated any employee or human rights or similar legislation in any jurisdiction in which the business of NHL is conducted, and no such complaint has been filed since the incorporation of NHL;
(v)	to the knowledge of NHL, after due inquiry, there will not be any Material Adverse Change in the relationship with the employees of NHL as a result of the Transaction;
(w)	NHL does not have any obligations or liabilities to pay any amount to their officers, directors or employees relating to salary and directors' fees in the ordinary course, including but not limited to the obligations of NHL to officers, directors or employees for severance, retention, termination or bonus payments as a result of the Transaction. Notwithstanding the foregoing, NHL shall be obligated to pay any bonus, incentives, reimbursement or other cash payments to its employees, directors and/officers if such payment arises from such individuals carrying out their duties to NHL;
(x)	to the knowledge of NHL, after due inquiry, no Person is entitled to any royalties or other interests or any revenues of NHL whether derived from utilization of any intellectual property or proprietary information or equipment of NHL or otherwise;
(y)	there is no Person acting or purporting to act at the request of NHL, who is entitled to any commission, brokerage or finder's fee in connection with the Transaction;
(z)	except as disclosed to Sonoma, NHL owns all right, title and interest in and to its Assets free and clear of all Encumbrances;
(aa)	NHL is the beneficial owner of its Assets and properties or interests therein and any and all agreements pursuant to which NHL holds any such interests in its Assets and properties are valid and subsisting agreements in full force and effect, enforceable in accordance with their respective terms, and NHL is not in material default of any of the provisions of any such agreement nor has any default been alleged and, to the knowledge of NHL, after due inquiry, such properties are in good standing under the applicable statutes, rules, regulations, licences and permits of the jurisdictions in which they are situated and all leases pursuant to which NHL derives its interest in such properties are in good standing and there has been no default under any of such leases;
(bb)	each Material Contract of NHL is set out in Schedule "B" hereto and is a legal, valid and binding obligation of NHL, enforceable against NHL in accordance with its terms, and neither NHL nor, to the knowledge of NHL, after due inquiry, any other party to a Material Contract is in material default thereunder;
(cc)	NHL is not a party to any agreement of guarantee, indemnification or assumption of the obligations of a third party or other like commitment;
(dd)	NHL has not, directly or indirectly, declared or paid any dividend or declared or made any other distribution on any of its shares or securities or, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or securities or agreed to do any of the foregoing;
(ee)	there is not in the constating documents of NHL or in any agreement, mortgage, note, debenture, indenture or other instrument or document to which NHL is a party, any restriction upon or impediment to the declaration or payment of dividends by the directors of NHL or the payment of dividends by NHL to the holders of the common shares of NHL;

(ff)	to the knowledge of NHL, after due inquiry, there is not pending, or threatened or contemplated, any suit, action, legal proceeding, litigation or governmental investigation of any sort.
(gg)	NHL owns all rights in or have obtained valid and enforceable licenses or other rights to use the Intellectual Property owned by it. Such Intellectual Property and such rights and licences are in full force and effect and, to the knowledge of NHL, have not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intellectual Property or such rights or licences. All registrations and filings necessary to preserve the rights of NHL in and to such Intellectual Property have been made.
(hh)	to the knowledge of NHL, after due inquiry, the conduct of the business of NHL does not infringe upon the trademarks, trade names, service marks or copyrights, trade secrets, know-how, designs or other proprietary rights or technology, domestic or foreign, of any other Person;
(ii)	NHL is not a "reporting issuer" under applicable Canadian Securities Laws, there is no published market in respect of the NHL Shares; and
(jj)	none of the foregoing representations and warranties knowingly contains any untrue statement of a material fact or knowingly omits to state any material fact necessary to make any such warranty or representation not misleading to Sonoma.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
4.1            Each of the Shareholders, on its own behalf and not on behalf of any other Shareholder, hereby severally represents and warrants to Sonoma as at the date hereof and as at the Closing Date and acknowledges and confirms that Sonoma is relying upon the Shareholders' representations and warranties in connection with the Transaction, as follows:
(a)	neither the execution and delivery of this Agreement by such Shareholder nor the performance by such Shareholder of its obligations hereunder will conflict with or result in:
(i)	a violation, contravention or breach by such Shareholder of any of the terms, conditions or provisions of any agreement or instrument to which such Shareholder is a party, or such Shareholder is bound or constitute a default by such Shareholder thereunder, or, to the knowledge of such Shareholder, after due inquiry, under any statute, regulation, judgment, decree or law by which such Shareholder is subject or bound, or result in the creation or imposition of any mortgage, lien, charge or Encumbrance of any nature whatsoever upon any of the NHL Shares; or
(ii)	a violation by such Shareholder of any law or regulation or any applicable order of any court, arbitrator or governmental authority having jurisdiction over such Shareholder, or require such Shareholder, prior to the Closing or as a condition precedent thereof, to make any governmental or regulatory filings, obtain any consent, authorization, approval, clearance or other action by any Person, or await the expiration of any applicable waiting period;
(b)	no Person has any agreement or option or any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option for the purchase of the NHL Shares, as the case may be, from such Shareholder;
(c)	such Shareholder has all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by such Shareholder as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments;

(d)	the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the Transaction have been duly authorized by all necessary corporate action on the part of such Shareholder, as may be required;
(e)	this Agreement constitutes a valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought;
(f)	such Shareholder is the registered and beneficial owner of the NHL Shares as set out on Schedule "A" hereto, and has good and valid title thereto free and clear of any Encumbrances;
(g)	such Shareholder has the exclusive right and full power to exchange the NHL Shares with Sonoma as contemplated herein free and clear of any Encumbrances;
(h)	there is not pending or, to the knowledge such Shareholder, after due inquiry, threatened or contemplated, any suit, action, legal proceeding, litigation or governmental investigation of any sort which would:
(i)	in any manner restrain or prevent any of Shareholder from effectually or legally exchanging the NHL Shares in accordance with this Agreement;
(ii)	cause any Encumbrance to be attached to the NHL Shares;
(iii)	divest title to the NHL Shares; or
(iv)	make Sonoma or NHL liable for damages in connection with the Transaction;
(i)	such Shareholder has not entered into any agreement that would entitle any person to any valid claim against Sonoma for a broker's commission, finder's fee, or any like payment in respect of the exchange of the NHL Shares or any other matters contemplated by this Agreement, and in the event that any Person acting or purporting to act for such Shareholder establishes a claim for any fee from Sonoma, such Shareholder severally covenants to indemnify and hold harmless Sonoma with respect thereto and with respect to all costs reasonably incurred in the defence thereof; and
(j)	none of the foregoing representations and warranties knowingly contains any untrue statement of material fact or knowingly omits to state any material fact necessary to make any such covenant, warranty or representation not misleading to a prospective purchaser seeking full information as to the NHL Shares.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SONOMA
5.1            Sonoma represents and warrants to NHL and the Shareholders as at the date hereof and as at the Closing Date and acknowledges that NHL and the Shareholders are relying upon such representations and warranties in connection with the Transaction, as follows:
(a)	Sonoma is a corporation duly incorporated, organized and validly subsisting under the federal laws of Canada and has the corporate power to own or lease its property and to carry on its business as it is now being conducted and as proposed to be conducted and on the Closing Date will have the corporate power to execute, deliver and perform its obligations under this Agreement and has made all necessary filings under all applicable corporate securities and taxation or any other laws to which Sonoma is subject;
(b)	Sonoma has one subsidiary, Sonoma Energy Inc., a Nevada company;

(c)	the entering into of this Agreement and the consummation of the Transaction as contemplated hereby have been duly authorized by all necessary corporate action on behalf of Sonoma and this Agreement has been duly executed and delivered by Sonoma and is a valid and binding obligation of Sonoma enforceable in accordance with its terms, subject however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws generally affecting creditor's rights and to the extent that equitable remedies, such as specific performance and injunction, are in the discretion of the court from which they are sought;
(d)	Sonoma is a reporting issuer in good standing in the Province of Quebec and is not in default of any applicable securities, taxation and corporate legislation, regulations, orders, notices and policies in force therein;
(e)	Sonoma will take all necessary steps to cause the issuance of the Consideration Securities at the Time of Closing, and the Consideration Shares will be duly and validly authorized and issued as fully paid and non-assessable shares and the Consideration Warrants will be duly and validly authorized as issued and fully paid;
(f)	neither the execution and delivery of this Agreement by Sonoma nor the consummation of the Transaction:
(i)	will conflict with or result in or create a state of facts which after notice or lapse of time or delay or both, will conflict with or result in:
(A)	a violation, contravention or breach by Sonoma of any of the terms, conditions or provisions of the charter documents, by-laws or resolutions of Sonoma or of any agreement or instrument to which Sonoma is a party or by which it is bound or constitute a default of Sonoma thereunder, or of any statute, regulation, judgement, decree or law by which Sonoma or the Assets of Sonoma are subject or bound; or
(B)	a violation by Sonoma of any law or regulation or any applicable order of any court, arbitrator or governmental authority having jurisdiction over Sonoma, or require Sonoma, prior to the Closing or as a condition precedent thereof, to make any governmental or regulatory filings, obtain any consent, authorization, approval, clearance or other action by any Person or await the expiration of any applicable waiting period; or
(ii)	do not and will not result in the imposition of an Encumbrance upon any Assets of Sonoma that would, individually or in the aggregate, have a Material Adverse Effect on Sonoma;
(g)	the authorized share capital of Sonoma consists of an unlimited number of common shares of which 11,513,620 Sonoma Shares are currently issued and outstanding as of the date hereof and such issued and outstanding Sonoma Shares have been validly issued and are outstanding as fully paid and non-assessable.
(h)	Sonoma does not have any agreements, options or commitments to acquire any shares or securities of any corporation or to acquire or lease any business operations, real property or assets;
(i)	the minute books of Sonoma contain full, true and correct copies of the constating documents of Sonoma at the Time of Closing, and contain copies of all minutes of all meetings and all resolutions of the directors, committees of directors and shareholders of Sonoma and all such meetings were duly called and properly held and such minutes were properly adopted and approved;
(j)	Sonoma has made all filings required under applicable securities laws with the applicable regulatory authorities, all such filings have been made in a timely manner, and all such filings and information and statements contained therein and any other information or statements disseminated to the public by Sonoma (the "Public Record"), were true, correct and complete and did not contain any misrepresentation (as defined in the Securities Act (Ontario)) as at the date of such filing which has not been corrected;

(k)	Sonoma has conducted and is conducting its business in compliance in all material respects with all applicable laws, rules and regulations of each jurisdiction in which its business is carried on and holds necessary licences, permits, approvals, consents, certificates, registrations and authorizations, whether governmental, regulatory or otherwise, to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated, and the same are validly existing and in good standing and none of such licenses, permits, approvals, consents, certificates, registrations and authorizations contains any burdensome term, provision, condition or limitation, which has or would reasonably be expected to have a Material Adverse Effect on the operation of its business as now carried on;
(l)	Sonoma has not received any notice of proceedings relating to the revocation or modification of any certificate, authority, permit or license which, if the subject of an unfavourable decision, ruling or finding would materially and adversely affect the conduct of the business, operations, financial condition or income of Sonoma;
(m)	Sonoma has not granted or entered into any agreement, option, understanding or commitment or any Encumbrance of or disposal of its Assets or an interest therein or any right or privilege capable of becoming an agreement or option with respect to its Assets and will not do so prior to Closing;
(n)	no Person holds any securities convertible or exchangeable into securities of Sonoma nor will any agreement, warrant, option, right or privilege being capable of becoming an agreement, warrant, option or right for the purchase, subscription or issuance of any unissued common shares or other securities of Sonoma have been authorized or agreed to or will be outstanding as at Closing;
(o)	there is not pending, or to the knowledge of Sonoma, after due inquiry, threatened or contemplated any suit, action, legal proceeding, litigation or governmental investigation of any sort, nor is there any present state of facts or circumstances which can be reasonably anticipated to be a basis for any such suit, action, legal proceeding, litigation or governmental investigation nor is there presently outstanding against Sonoma, any judgement, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality, or arbitrator, to which Sonoma is a party or to which the property of Sonoma is subject;
(p)	the audited financial statements of Sonoma for the period ended on July 31, 2013 and July 31, 2012 and the unaudited interim financial statements for the six month period ending January 31, 2014:
(i)	are in accordance with the books and accounts as at April 30, 2014, as the case may be;
(ii)	are true and correct and present fairly the financial position of Sonoma as at April 30, 2014, as the case may be;
(iii)	have been prepared in accordance with Canadian generally accepted accounting principles consistently applied and IFRS as applicable; and
(iv)	present fairly all of the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of Sonoma as at April 30, 2014, including, all material liabilities (absolute, accrued, contingent or otherwise) of Sonoma;
(q)	since April 30, 2014, Sonoma has not:
(i)	carried on the business of Sonoma in other than its usual and ordinary course;

(ii)	entered into any transaction out of the usual and ordinary course of business other than the Transaction;
(iii)	amended its articles, by-laws or other governing documents; and
(iv)	made any change in its accounting principles and practices including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained;
(r)	since April 30, 2014, there has been no change in the affairs, business, operations or condition of Sonoma, financial or otherwise, whether arising as a result of any legislative or regulatory change, revocation of any licence or right to do business, fire, explosion, accident, casualty, labour dispute, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except changes occurring in the usual and ordinary course of business which have not had a Material Adverse Effect on Sonoma;
(s)	there has never been any reportable event (within the meaning of National Instrument 51-102 - Continuous Disclosure Obligations) with the present or any former auditors of Sonoma;
(t)	the books, records and accounts of Sonoma, in all material respects, have been maintained in accordance with good business practices on a basis consistent with prior periods and accurately and fairly reflect the basis for Sonoma's financial statements;
(u)	Sonoma has not withheld, and will not withhold, from NHL or the Shareholders any material facts or material information relating to Sonoma or the Transaction;
(v)	Sonoma has filed and shall continue to file all documents required to be filed by it under any applicable taxing legislation and has paid all taxes, licence fees or other charges that are due and payable and has paid all assessments and reassessments and all other taxes (including federal and provincial sales taxes, governmental charges, penalties, interest and fines) due and payable on or before the date hereof;
(w)	Sonoma has withheld from each payment to its officers, directors, employees and shareholders the amount of all taxes and other deductions required to be withheld therefrom and has paid the same to the proper receiving officer within the time required under applicable legislation;
(x)	Sonoma is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labour practice;
(y)	no unfair labour practice complaint against Sonoma is pending before any labour relations board or similar governmental tribunal or agency and no such complaint has been filed within the two (2) year period preceding the date hereof and no notice has been received by Sonoma of any complaints filed by any employees against Sonoma claiming that Sonoma has violated any employee or human rights or similar legislation in any jurisdiction in which the business of Sonoma is conducted, and no such complaint has been filed within the two (2) year period preceding the date hereof;
(z)	to the knowledge of Sonoma, after due inquiry, there will not be any Material Adverse Change in the relationship between Sonoma and its employees as a result of the Transaction;
(aa)	there is no Person acting or purporting to act at the request of Sonoma, who is entitled to any commission, brokerage or finder's fee in connection with the Transaction;
(bb)	Sonoma is not a party to any agreement of guarantee, indemnification or assumption of the obligations of a third party, or other like commitment;

(cc)	Sonoma has not, directly or indirectly, declared or paid any dividend or declared or made any other distribution on any of its shares or securities or, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or securities or agreed to do any of the foregoing;
(dd)	there is not in the constating documents of Sonoma or in any agreement, mortgage, note, debenture, indenture or other instrument or document to which Sonoma is a party, any restriction upon or impediment to the declaration or payment of dividends by the directors of Sonoma or the payment of dividends by Sonoma to the holders of the common shares of Sonoma;
(ee)	to the knowledge of Sonoma, after due inquiry, there is not pending or, threatened or contemplated, any suit, action, legal proceeding, litigation or governmental investigation of any sort.
(ff)	to the knowledge of Sonoma, after due inquiry, the conduct of the business of Sonoma does not infringe upon the trademarks, trade names, service marks or copyrights, trade secrets, know-how, designs or other proprietary rights or technology, domestic or foreign, of any other Person;
(gg)	to the knowledge of Sonoma, after due inquiry, no person is entitled to any royalties or other interests or any revenues of Sonoma whether derived from utilization of any intellectual property or proprietary information or equipment of Sonoma or otherwise;
(hh)	Sonoma does not own any Assets other than cash which it owns all right, title and interest in and to its Assets free and clear of all Encumbrances;
(ii)	Sonoma is not a party to any Material Contracts;
(jj)	except for liabilities disclosed in the unaudited financial statements of Sonoma for the period ended on April 30, 2014 and for liabilities incurred by Sonoma in the ordinary course, Sonoma has no liabilities;
(kk)	Sonoma has no obligations or liabilities to pay any amount to its officers, directors or employees relating to salary and directors' fees in the ordinary course, including but not limited to the obligations of Sonoma to officers, employees or directors for severance, retention, termination or bonus payments as a result of the Transaction or change of control arrangements;
(ll)	to the knowledge of Sonoma, after due inquiry, there are no unanimous shareholders' agreements, shareholders' agreements, voting trusts, pooling agreements or similar agreements in effect in respect of any securities of Sonoma;
(mm)	the board of directors of Sonoma has unanimously approved the Transaction and this Agreement, has determined that the Transaction is fair, from a financial point of view, to holders of the common shares of Sonoma and has resolved to unanimously recommend that holders of common shares vote to approve the Transaction; and
(nn)	none of the foregoing representations and warranties knowingly contains any untrue statement of material fact or knowingly omits to state any material fact necessary to make any such covenant, warranty or representation not misleading to NHL or the Shareholders.
ARTICLE 6
SURVIVAL AND LIMITATIONS OF REPRESENTATIONS AND WARRANTIES
6.1            Survival of Warranties by NHL
To the extent that they have not been fully performed at or prior to the Time of Closing, and unless otherwise provided, the covenants, representations and warranties of NHL contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement shall survive the Closing and shall continue for the benefit of Sonoma for a period of one (1) year notwithstanding such Closing, nor any investigation made by or on behalf of Sonoma or any knowledge of Sonoma, except that:

(a)	the representations and warranties set out in sections 3.1(r) and 3.1(s), and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 8.1(a), shall survive the Closing and continue in full force and effect until, but not beyond, the expiration of the period, if any, during which an assessment or other form of recognized document assessing liability for Tax, interest or penalties under Laws applicable to Tax in respect of any taxation year to which such representations and warranties extend could be issued under such Laws to NHL, including any additional period resulting from NHL filing a waiver or other document extending such period prior to the Closing;
(b)	a claim for breach of any such representation or warranty, to be effective, must be asserted in writing on or prior to the applicable expiration time set out in this Section 6.1, provided that a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement involving fraud or fraudulent misrepresentations may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Law; and
(c)	no claim for any breach of any of the covenants, representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement may be made after the applicable expiration time set out in this Section 6.1, notwithstanding that such breach was not objectively discoverable.
6.2            Survival of Warranties by Shareholders
To the extent that they have not been fully performed at or prior to the Time of Closing, and unless otherwise provided, the covenants, representations and warranties of the Shareholders contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement shall survive the Closing and shall continue for the benefit of Sonoma for a period of one (1) year notwithstanding such Closing, nor any investigation made by or on behalf of Sonoma or any knowledge of Sonoma, except that:
(a)	a claim for breach of any such representation or warranty, to be effective, must be asserted in writing on or prior to the applicable expiration time set out in this Section 6.2, provided that a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement involving fraud or fraudulent misrepresentations may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Law; and
(b)	no claim for any breach of any of the covenants, representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement may be made after the applicable expiration time set out in this Section 6.2, notwithstanding that such breach was not objectively discoverable.
6.3            Survival of Warranties by Sonoma
To the extent that they have not been fully performed at or prior to the Time of Closing, and unless otherwise provided, the covenants, representations and warranties of Sonoma contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement shall survive the Closing and shall continue for the benefit of NHL and the Shareholders for a period of one (1) year notwithstanding such Closing, nor any investigation made by or on behalf of NHL or the Shareholders or any knowledge of NHL or the Shareholders, except that:
(a)	the representations and warranties set out in sections 5.1(v) and 5.1(w), and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 8.1(a), shall survive the Closing and continue in full force and effect until, but not beyond, the expiration of the period, if any, during which an assessment or other form of recognized document assessing liability for Tax, interest or penalties under Laws applicable to Tax in respect of any taxation year to which such representations and warranties extend could be issued under such Laws to Sonoma, including any additional period resulting from Sonoma filing a waiver or other document extending such period prior to the Closing;

(b)	a claim for breach of any such representation or warranty, to be effective, must be asserted in writing on or prior to the applicable expiration time set out in this Section 6.3, provided that a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement involving fraud or fraudulent misrepresentations may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Law; and
(c)	no claim for any breach of any of the covenants, representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement may be made after the applicable expiration time set out in this Section 6.3, notwithstanding that such breach was not objectively discoverable.
6.4            Limitations on Claims
(a)	Neither NHL, the Shareholders, nor Sonoma shall be entitled to make a claim if NHL, the Shareholders or Sonoma, as applicable, has been advised in writing or otherwise has actual knowledge prior to the Closing of the inaccuracy, non-performance, non-fulfillment or breach which is the basis for such claim and NHL, the Shareholders or Sonoma, as applicable, completes the transactions hereunder notwithstanding such inaccuracy, non-performance, non-fulfillment or breach.
(b)	The amount of any damages which may be claimed by NHL, the Shareholders or Sonoma, as applicable, pursuant to a claim shall be calculated to be the cost or loss to NHL, the Shareholders or Sonoma, as applicable, after giving effect to:
(i)	any insurance proceeds available to NHL, the Shareholders or Sonoma, as applicable, in relation to the matter which is the subject of the claim, and
(ii)	the value of any related, determinable tax benefits realized, or to be realized within a two year period following the date of incurring such cost or loss, by NHL, the Shareholders or Sonoma, as applicable, in relation to the matter which is the subject of the claim.
(c)	Neither NHL, the Shareholders, nor Sonoma shall be entitled to make any claim until the aggregate amount of all damages, losses, liabilities and expenses incurred by NHL, the Shareholders, or Sonoma, as applicable, as a result of all misrepresentations and breaches of warranties contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby, after taking into account paragraph (b) of this section, is equal to $10,000. After the aggregate amount of such damages, losses, liabilities and expenses incurred by NHL, the Shareholders or Sonoma, as applicable, exceeds $10,000, NHL, the Shareholders or Sonoma, as applicable, shall only be entitled to make claims to the extent that such aggregate amount, after taking into account the provisions of paragraph (b) of this section, exceeds $10,000.
ARTICLE 7
MUTUAL CONDITIONS PRECEDENT
7.1            The respective obligations of Sonoma and NHL to complete the Transaction are subject to the fulfillment prior to or at the Closing of each of the following conditions:
(a)	if required by any applicable law or any securities regulatory authority, the shareholders of NHL shall have approved the Transaction and approved or consented to such other matters as NHL and Sonoma shall consider necessary or desirable in connection with the Transaction in the manner required thereby;

(b)	if required by any applicable law or any securities regulatory authority, the shareholders of Sonoma shall have approved the Transaction and approved or consented to such other matters as NHL and Sonoma shall consider necessary or desirable in connection with the Transaction in the manner required thereby;
(c)	all governmental, court, regulatory, third person and other approvals, consents, waivers, orders, exemptions, agreements and all amendments and modifications to agreements, indentures and arrangements which NHL and Sonoma shall consider necessary or desirable in connection with the Transaction and not otherwise specifically described in this agreement shall have been obtained in form satisfactory to NHL and Sonoma; and
(d)	there shall have been no action taken under any applicable law or by any government or governmental or regulatory authority which
(i)	makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the completion of the Transaction, or
(ii)	results or could reasonably be expected to result in a judgment, order, decree or assessment of damages directly or indirectly, relating to the Transaction which is, or could be, materially adverse to NHL and Sonoma, respectively, on a consolidated basis.
The conditions precedent in this Article 7 are for the mutual benefit of Sonoma and NHL and may be waived, in whole or in part, at any time if waived by both Sonoma and NHL, such waiver being without prejudice to any other right that any party may have. In case any of the foregoing conditions cannot be fulfilled on or before the Closing Date to the satisfaction of Sonoma and NHL, any of Sonoma and NHL may rescind this Agreement by notice to the other Party and in such event each of NHL, the Shareholders and Sonoma shall be released from all obligations hereunder.
ARTICLE 8
CONDITIONS PRECEDENT TO SONOMA'S OBLIGATIONS REQUIRED FOR CLOSING
8.1            All obligations of Sonoma to exchange the Consideration Shares under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:
(a)	NHL shall have performed and complied in all material respects with all of the covenants and obligations thereof required to be performed by NHL prior to the completion of the Transaction;
(b)	the representations and warranties of NHL contained in this Agreement shall be true and accurate, in all material respects, when made and on and as of the completion of the Transaction with the same force and effect as if they had been made at the completion of the Transaction;
(c)	The holders of Sonoma Shares shall have approved the Transaction either by unanimous written shareholder resolution or at a duly called meeting of holders of Sonoma Shares;8.1(c); and
(d)	The holders of NHL Shares have entered into escrow agreements agreeing to have 60% of their Consideration Shares to be held in escrow for a period of four months following Closing, subject to waiver or modification, in Sonoma's sole discretion, to provide for fewer Consideration Shares being held in escrow;
(e)	there shall not have been any event or change that has had or would be reasonably likely to have a material adverse effect on NHL and, for the purposes hereof, material adverse effect means a material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of NHL taken as a whole.

In case any of the foregoing conditions cannot be fulfilled on or before the Closing Date to the satisfaction of Sonoma, Sonoma may rescind this Agreement by notice to the Shareholders and NHL and in such event each of Sonoma, the Shareholders and NHL shall be released from all obligations hereunder; provided, however, that any such conditions may be waived in whole or in part by Sonoma without prejudice to its rights of rescission in the event of the non-fulfillment of any other condition or conditions, and that the Closing of the Transaction as contemplated by the Agreement shall be deemed to be a waiver of any unfulfilled conditions.
ARTICLE 9
CONDITIONS PRECEDENT TO THE SHAREHOLDERS' AND NHL'S OBLIGATIONS REQUIRED FOR CLOSING
9.1            The obligations of NHL and the Shareholders to complete the transactions contemplated herein including, without limitation, the obligations of the Shareholders to exchange the NHL Shares under this Agreement, are subject to the fulfilment prior to or at the Closing of each of the following conditions:
(a)	The holders of Sonoma Shares shall have approved the Transaction either by unanimous written shareholder resolution or at a duly called meeting of holders of Sonoma Shares;
(b)	The board of directors being comprised as follows at Closing: David Posner, Statis Rizas, Michael Dacks, Adam Szweras, David Caplan and one additional nominee to be determined by NHL;
(c)	Sonoma shall have performed and complied in all material respects with all of the covenants and obligations thereof required to be performed by Sonoma prior to the completion of the Transaction;
(d)	the representations and warranties of Sonoma contained in this Agreement shall be true and accurate, in all material respects, when made and on and as of the completion of the Transaction with the same force and effect as if they had been made at the completion of the Transaction;
(e)	The holders of Sonoma Shares have entered into escrow agreements agreeing to have 60% of their Sonoma Shares to be held in escrow for a period of four months following Closing subject to waiver or modification, in Sonoma's sole discretion, to provide for fewer Sonoma Shares being held in escrow; and
(f)	there shall not have been any event or change that has had or would be reasonably likely to have a material adverse effect on the Sonoma and for the purposes hereof, material adverse effect means a material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the Sonoma taken as a whole.
In case any of the foregoing conditions cannot be fulfilled on or before the Closing Date to the satisfaction of the Shareholders and NHL, the Shareholders or NHL may rescind this Agreement by notice to Sonoma and in such event each of NHL, the Shareholders and Sonoma shall be released from all obligations hereunder, provided, however, that any such conditions may be waived in whole or in part by the Shareholders and NHL without prejudice to its rights of rescission in the event of the non-fulfilment of any other condition or conditions, and that the Closing of the Transaction as contemplated by the Agreement shall be deemed to be a waiver of any unfulfilled conditions.
ARTICLE 10
COVENANTS OF NHL AND THE SHAREHOLDERS
10.1            Each of the Shareholders and NHL covenant and agree that during the period commencing on the date of this Agreement and continuing until Closing or the earlier termination of this Agreement, NHL will and each of the Shareholders shall use their best efforts in their capacity as shareholders of NHL and will exercise their voting rights, as the case may be, for the purpose that, NHL will:
(a)	carry on its business in, and only in, the ordinary course in substantially the same manner as heretofore conducted;
(b)	not declare any dividends on or make any other distributions in respect of its outstanding shares and it will not amend its articles or by-laws;

(c)	not issue, authorize or propose the issuance of, or purchase or propose the purchase of, any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities other than those currently outstanding and other than those listed in Schedule "A" hereto;
(d)	not acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof, which acquisition would be material to the business or financial condition of NHL;
(e)	not sell, lease or otherwise dispose of any of its Assets;
(f)	use its reasonable efforts to comply promptly with all requirements which applicable law may impose on NHL with respect to the Transaction;
(g)	not guarantee the payment of indebtedness or incur indebtedness for money borrowed or issue or sell any debt securities;
(h)	not grant any executive officer or employee any increase in compensation or in severance or termination pay whether or not such compensation or pay is payable in cash, or enter into any employment agreement with any person;
(i)	not enter into any Material Contracts or contracts, commitments or obligations which it cannot terminate on 30 days' notice or less without penalty except in the ordinary course of business;
(j)	promptly advise Sonoma orally and in writing of any Material Adverse Change of NHL;
(k)	cooperate in obtaining all necessary and desirable consents and regulatory approvals in connection with the Transaction;
(l)	ensure that the financial statements of NHL will present fairly NHL's financial position as of the dates provided therein and the results of its operations and changes in financial position for the periods then ended and will be prepared in accordance with Canadian generally accepted accounting principles consistently applied;
(m)	in a timely and expeditious manner, prepare, in cooperation with Sonoma, any mutually agreed upon (or otherwise required by applicable laws) amendments or supplements to the Listing Application;
(n)	not initiate or propose any activities or solicitations in opposition to or in competition with the Transaction, and without limiting the generality of the foregoing, not to induce or attempt to induce any other person to initiate any offer, "business combination" or "takeover bid," exempt or otherwise, within the meaning of the Canadian Securities Laws, for securities or assets of NHL, nor to undertake any transaction or negotiate any transaction which would be or potentially could reasonably be in conflict with the Transaction, nor to permit any of its shareholders, officers or directors to do so, except as required by statutory obligations;
(o)	support the Transaction and use its best efforts to satisfy all of the conditions precedent to the completion of the Transaction and to apply for and obtain, and will cooperate with Sonoma in applying for and obtaining, such consents, orders and approvals necessary for Sonoma or NHL respectively to complete the Transactions
(p)	maintain its corporate status and comply with all applicable securities requirements (including any applicable filing requirements;
(q)	provide Sonoma and its representatives with full copies of, and access to, all contracts, financial records and statements, books, records, consultant reports, laboratory test results, documents and other such information regarding its previous businesses as they may require, as well as access to NHL's auditors and to such premises and personnel of NHL, if any, as may be reasonably requested;

(r)	subject to the obtaining of any required consents, NHL will promptly provide Sonoma with any information in the possession or control of NHL and relating to NHL requested by Sonoma or its counsel so that Sonoma may complete its due diligence investigations of the NHL;
(s)	NHL shall conduct its business only in, and shall not take any action except in, the usual, ordinary and regular course of business and consistent with past practices of NHL; and
(t)	NHL will deliver to Sonoma the audited financial statements of NHL for the period commencing on the date of incorporation to June 13, 2014 at least two Business Days in advance of Closing, and such audited financial statements:
(i)	will be in accordance with the books and accounts of NHL as at June 13, 2014;
(ii)	will be true and correct and present fairly the financial position of NHL as at June 13, 2014;
(iii)	will have been prepared in accordance with Canadian generally accepted accounting principles consistently applied and International Financial Reporting Standards ("IFRS"), as applicable; and
(iv)	will present fairly all of the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of NHL as at June 13, 2014 including, all material liabilities (absolute, accrued, contingent or otherwise) of NHL as at June 13, 2014;
ARTICLE 11
COVENANTS OF SONOMA
11.1            Sonoma covenants and agrees that during the period commencing on the date of this Agreement and continuing until Closing or the earlier termination of this Agreement it will:
(a)	carry on its business in, and only in, the ordinary course in substantially the same manner as heretofore conducted;
(b)	not declare any dividends on or make any other distributions in respect of its outstanding shares and it will not amend its articles or by-laws;
(c)	not issue, authorize or propose the issuance of, or purchase or propose the purchase of, any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities other than those currently outstanding;
(d)	not acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof, which acquisition would be material to the business or financial condition of Sonoma;
(e)	not sell, lease or otherwise dispose of any of its Assets;
(f)	use its reasonable efforts to comply promptly with all requirements which applicable law may impose on Sonoma with respect to the Transaction;
(g)	not guarantee the payment of indebtedness or incur indebtedness for money borrowed or issue or sell any debt securities;

(h)	not grant any executive officer or employee any increase in compensation or in severance or termination pay whether or not such compensation or pay is payable in cash, or enter into any employment agreement with any person;
(i)	not enter into any Material Contracts or contracts, commitments or obligations which it cannot terminate on 30 days' notice or less without penalty except in the ordinary course of business;
(j)	promptly advise NHL orally and in writing of any Material Adverse Change;
(k)	cooperate in obtaining all necessary consents and regulatory approvals in connection with the Transaction;
(l)	maintain its corporate status and comply with all applicable securities requirements (including any applicable filing requirements;
(m)	provide NHL and its representatives with full copies of, and access to, all contracts, financial records and statements, books, records, consultant reports, laboratory test results, documents and other such information regarding its previous businesses as they may require, as well as access to Sonoma's auditors and to such premises and personnel of Sonoma, if any, as may be reasonably requested;
(n)	in a timely and expeditious manner, prepare, in cooperation with NHL, the Listing Application;
(o)	ensure that the financial statements of Sonoma will present fairly Sonoma's financial position as of the dates provided therein and the results of its operations and changes in financial position for the periods then ended and will be prepared in accordance with Canadian generally accepted accounting principles consistently applied;
(p)	subject to the obtaining of any required consents, Sonoma will promptly provide NHL with any information in the possession or control of Sonoma and relating to Sonoma requested by NHL or its counsel so that NHL may complete its due diligence investigations of the Sonoma;
(q)	support the Transaction and use its best efforts to satisfy all of the conditions precedent to the completion of the Transaction and will use the best efforts thereof to apply for and obtain, and will cooperate with NHL in applying for and obtaining, such consents, orders and approvals necessary for Sonoma or NHL respectively to complete the Transaction;
(r)	not initiate or propose any activities or solicitations in opposition to or in competition with the Transaction, and without limiting the generality of the foregoing, not to induce or attempt to induce any other person to initiate any offer, "business combination", "takeover bid," or "qualifying transaction", exempt or otherwise, within the meaning of the Canadian Securities Laws or the TSXV Corporate Finance Manual, as applicable, for securities or assets of Sonoma, nor to undertake any transaction or negotiate any transaction which would be or potentially could reasonably be in conflict with the Transaction, nor to permit any of its shareholders, officers or directors to do so, except as required by statutory obligations; and
(s)	conduct its business only in, and shall not take any action except in, the usual, ordinary and regular course of business and consistent with past practices of Sonoma.
ARTICLE 12
NATURE OF COVENANTS REPRESENTATIONS AND WARRANTIES
12.1            All representations, warranties and covenants contained in this Agreement, the Schedules hereto, in any certificate or other instrument delivered at the Closing by or on behalf of any of the Parties pursuant to this Agreement shall be deemed to be covenants, representations and warranties by any such Party hereunder.

12.2            Regardless of any investigation at any time made by or on behalf of any Party hereto or of any information any Party may have in respect thereof, all covenants, agreements, representations and warranties of the Shareholders made hereunder or pursuant hereto or in connection with the Transaction as contemplated hereby shall survive the Closing for a period of one (1) year provided that to the extent that any Party hereto or its professional advisors shall be found by a court of competent jurisdiction to have had actual knowledge at or prior to the date hereof of any matter which such Party at any time considers to result in or have resulted in a breach of any representation, warranty or covenant of the Shareholders of any other Party hereto, such representation, warranty or covenant of the Shareholders shall be deemed to have been extinguished.
12.3            This Agreement, the Schedules hereto and the documents specifically referred to herein or executed and delivered concurrently herewith or at the Closing constitute the entire agreement, understanding, representations and warranties of the Parties hereto and supersede any prior agreement, understanding, representation, warranty or documents relating to the subject matter of this Agreement.
ARTICLE 13
CLOSING DELIVERIES
13.1            On or prior to Closing, NHL and the Shareholders shall deliver to Sonoma, or shall cause to be delivered to Sonoma, the following documents:
(i)	NHL Shares: Duly endorsed certificates representing all of the NHL Shares.
(ii)	Constating Documents and Certificate of Corporate Existence. (i) a copy of the constating documents of NHL, certified by a duly authorized officer of NHL, to be true and complete as of the Effective Date; and (ii) a certificate or the equivalent, dated not more than five business days prior to the Closing Date, of the jurisdiction of incorporation for NHL as to the corporate good standing thereof.
(iii)	Proof of Corporate Action. A copy, certified by a duly authorized officer of NHL to be true and complete as of the Closing Date, of the records of all corporate action taken to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including if necessary, the approval of its shareholders for this Agreement and the transactions contemplated hereby.
(iv)	Incumbency Certificates. An incumbency certificate, dated the Closing Date, signed by a duly authorized officer thereof and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of NHL, this Agreement and any other documents necessary to complete the transactions contemplated hereby.
(v)	Representations and Warranties. The certificates of the Chief Executive Officer and the Chief Financial Officer of NHL dated the Closing Date confirming that the representations and warranties of NHL contained in this Agreement will be true and correct in all material aspects at the Closing Date, with the same force and effect as if such representations and warranties were made at and as of such date, except as specifically permitted or contemplated by this Agreement, such certificates to be in form and substance satisfactory to Sonoma, acting reasonably.
(vi)	Covenants. The certificates of the Chief Executive Officer and the Chief Financial Officer of NHL dated the Closing Date confirming that all of the terms, covenants and conditions of this Agreement to be complied with or performed by NHL in all material aspects at or before the Closing Date will have been complied with or performed, such certificates to be in form and substance satisfactory to Sonoma, acting reasonably.
(vii)	Regulatory Consents. Such regulatory authorizations as are required to be obtained by NHL to consummate the Transaction, if any, in form and substance satisfactory to Sonoma, acting reasonably.
(viii)	Closing Documents. Customary closing documents in form and substance satisfactory to Sonoma and its counsel, acting responsibly.

13.2            If any of the deliveries contained in this Section 13.1 have not been performed or fulfilled at or prior to the Closing Date to the satisfaction of Sonoma, acting reasonably, Sonoma may, by notice to NHL, terminate this Agreement and the obligations of Sonoma and NHL under this Agreement.  Any such delivery may be waived in whole or in part by Sonoma without prejudice to any claims it may have for breach of covenant, representation or warranty or otherwise.
13.3            On or prior to Closing, Sonoma shall deliver to NHL, or shall cause to be delivered to NHL, the following documents:
(i)	Consideration Securities: Certificates representing the Consideration Securities, subject to the terms of any required escrow deliveries.
(ii)	Constating Documents and Certificate of Corporate Existence. (i) a copy of the constating documents of Sonoma, certified by a duly authorized officer of Sonoma to be true and complete as of the Closing Date; and (ii) a certificate or the equivalent, dated not more than three days prior to the Closing Date, of the jurisdiction of incorporation of Sonoma as to the corporate good standing thereof.
(iii)	Proof of Corporate Action. A copy, certified by a duly authorized officer to be true and complete as of the Closing Date, of the records of all corporate action taken to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.
(iv)	Incumbency Certificates. An incumbency certificate, dated the Closing Date, signed by a duly authorized officer thereof and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of Sonoma, this Agreement and any other documents necessary to complete the transactions contemplated hereby.
(v)	Representations and Warranties. The certificates of the Chief Executive Officer and the Chief Financial Officer of Sonoma dated the Closing Date confirming that the representations and warranties of Sonoma contained in this Agreement will be true and correct in all material aspects at the Closing Date, with the same force and effect as if such representations and warranties were made at and as of such date, except as specifically permitted or contemplated by this Agreement, such certificates to be in form and substance satisfactory to NHL, acting reasonably.
(vi)	Covenants. The certificates of the Chief Executive Officer and the Chief Financial Officer of Sonoma dated the Closing Date confirming that all of the terms, covenants and conditions of this Agreement to be complied with or performed by Sonoma in all material aspects at or before the Closing Date will have been complied with or performed, such certificates to be in form and substance satisfactory to NHL, acting reasonably.
(vii)	Regulatory Consents. Such authorizations as are required to be obtained by Sonoma to consummate the Transaction, in each case in form and substance satisfactory to NHL, acting reasonably.
(viii)	Release by Directors and Officers. Releases of each of the directors and officers of Sonoma in favour of Sonoma in form and substance satisfactory to NHL, acting reasonably.
(ix)	Closing Documents. Customary closing documents in form and substance satisfactory to NHL and its counsel, acting responsibly.
13.4            If any of the deliveries contained in this Section 13.3 have not been performed or fulfilled at or prior to the Closing Date to the satisfaction of NHL, acting reasonably, NHL may, by notice to Sonoma, terminate this Agreement and the obligations of Sonoma and NHL under this Agreement.  Any such delivery may be waived in whole or in part by NHL without prejudice to any claims it may have for breach of covenant, representation or warranty or otherwise

13.5            Each party to this Agreement covenants and agrees that, from time to time prior to and subsequent to the Transaction, it will execute and deliver all such documents, including all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.
ARTICLE 14
INDEMNIFICATION
14.1            Indemnity by NHL
(a)	NHL hereby agrees to indemnify and save Sonoma harmless from and against any claims, demands, actions, causes of action, damage, loss, deficiency, cost, liability and expense which may be made or brought against Sonoma or which Sonoma may suffer or incur as a result of, in respect of or arising out of:
(i)	any non-performance or non-fulfillment of any covenant or agreement on the part of the NHL contained in this Agreement or in any document given in order to carry out the transactions contemplated hereby;
(ii)	any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by NHL contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby; or
(iii)	all reasonable costs and expenses including, without limitation, reasonable legal fees on a substantial indemnity basis, incidental to or in respect of the foregoing.
(b)	The obligations of indemnification by NHL pursuant to paragraph (a) of this section will be:
(i)	subject to the limitations referred to in section 6.1 hereof with respect to the survival of the representations and warranties by NHL; and
(ii)	subject to the limitations referred to in sections 6.4 and 14.4 hereof.
14.2            Indemnity by the Shareholders
(a)	The Shareholders hereby agree to indemnify and save Sonoma harmless from and against any claims, demands, actions, causes of action, damage, loss, deficiency, cost, liability and expense which may be made or brought against Sonoma or which Sonoma may suffer or incur as a result of, in respect of or arising out of:
(i)	any non-performance or non-fulfillment of any covenant or agreement on the part of the Shareholders contained in this Agreement or in any document given in order to carry out the transactions contemplated hereby;
(ii)	any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Shareholders contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby; and
(iii)	all reasonable costs and expenses including, without limitation, reasonable legal fees on a substantial indemnity basis, incidental to or in respect of the foregoing.
(b)	The obligations of indemnification by the Shareholders pursuant to paragraph (a) of this section will be:

(i)	subject to the limitations referred to in section 6.2 hereof with respect to the survival of the representations and warranties by the Purchaser; and
(ii)	subject to the limitations referred to in sections 6.4 and 14.4 hereof.
14.3            Indemnity by Sonoma
(a)	Sonoma hereby agrees to indemnify and save NHL and each of the Shareholders harmless from and against any claims, demands, actions, causes of action, damage, loss, deficiency, cost, liability and expense which may be made or brought against NHL or each of the Shareholders or which NHL or each of the Shareholders may suffer or incur as a result of, in respect of or arising out of:
(i)	any non-performance or non-fulfillment of any covenant or agreement on the part of Sonoma contained in this Agreement or in any document given in order to carry out the transactions contemplated hereby;
(ii)	any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by Sonoma contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby; and
(iii)	all reasonable costs and expenses including, without limitation, reasonable legal fees on a substantial indemnity basis, incidental to or in respect of the foregoing.
(b)	The obligations of indemnification by the Shareholders pursuant to paragraph 14.2(a) of this section will be:
(i)	subject to the limitations referred to in section 6.3 hereof with respect to the survival of the representations and warranties by the Purchaser; and
(ii)	subject to the limitations referred to in sections 6.4 and 14.4 hereof.
14.4            Provisions Relating to Indemnity Claims
The following provisions will apply to any claim by the either NHL, the Shareholders or Sonoma (the "Indemnified Party") for indemnification by the others (the "Indemnifying Party") pursuant to section 14.1, 14.2 or 14.3 hereof, as the case may be (hereinafter, in this section, called an "Indemnity Claim").
(a)	Promptly after becoming aware of any matter that may give rise to an Indemnity Claim, the Indemnified Party will provide to the Indemnifying Party written notice of the Indemnity Claim specifying (to the extent that information is available) the factual basis for the Indemnity Claim and the amount of the Indemnity Claim or, if an amount is not then determinable, an estimate of the amount of the Indemnity Claim, if an estimate is feasible in the circumstances.
(b)	If an Indemnity Claim relates to an alleged liability to any other person (hereinafter, in this section, called a "Third Party Liability"), including without limitation any governmental or regulatory body or any taxing authority, which is of a nature such that the Indemnified Party is required by applicable law to make a payment to a third party before the relevant procedure for challenging the existence or quantum of the alleged liability can be implemented or completed, then the Indemnified Party may, notwithstanding the provisions of paragraphs (c) and (d) of this section, make such payment and forthwith demand reimbursement for such payment from the Indemnifying Party in accordance with this Agreement; provided that, if the alleged liability to the third party as finally determined upon completion of settlement negotiations or related legal proceedings is less than the amount which is paid by the Indemnifying Party in respect of the related Indemnity Claim, then the Indemnified Party shall forthwith following the final determination pay to the Indemnifying Party the amount by which the amount of the liability as finally determined is less than the amount which is so paid by the Indemnifying Party.

(c)	The Indemnified Party shall not negotiate, settle, compromise or pay (except in the case of payment of a judgment) any Third Party Liability as to which it proposes to assert an Indemnity Claim, except with the prior consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), unless there is a reasonable possibility that such Third Party Liability may materially and adversely affect the condition of the Indemnified Party, in which case the Indemnified Party shall have the right, after notifying the Indemnifying Party, to negotiate, settle, compromise or pay such Third Party Liability without prejudice to its rights of indemnification hereunder.
(d)	With respect to any Third Party Liability, provided the Indemnifying Party first admits the Indemnified Party's right to indemnification for the amount of such Third Party Liability which may at any time be determined or settled, then in any legal, administrative or other proceedings in connection with the matters forming the basis of the Third Party Liability, the following procedures will apply:
(i)	except as contemplated by subparagraph (iii) below, the Indemnifying Party will have the right to assume carriage of the compromise or settlement of the Third Party Liability and the conduct of any related legal, administrative or other proceedings, but the Indemnified Party shall have the right and shall be given the opportunity to participate in the defence of the Third Party Liability, to consult with the Indemnifying Party in the settlement of the Third Party Liability and the conduct of related legal, administrative and other proceedings (including consultation with counsel) and to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party;
(ii)	the Indemnifying Party will co‑operate with the Indemnified Party in relation to the Third Party Liability, will keep it fully advised with respect thereto, will provide it with copies of all relevant documentation as it becomes available, will provide it with access to all records and files relating to the defence of the Third Party Liability and will meet with representatives of the Indemnified Party at all reasonable times to discuss the Third Party Liability, and
(iii)	notwithstanding subparagraphs (i) and (ii), the Indemnifying Party will not settle the Third Party Liability or conduct any legal, administrative or other proceedings in any manner which could, in the reasonable opinion of the Indemnified Party, have a material adverse affect on the condition of the Indemnified Party, except with the prior written consent of the Indemnified Party.
(e)	If, with respect to any Third Party Liability, the Indemnifying Party does not admit the Indemnified Party's right to indemnification or decline to assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Liability, then the following provisions will apply:
(i)	the Indemnified Party, at its discretion, may assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Liability and may defend or settle the Third Party Liability on such terms as the Indemnified Party, acting in good faith, considers advisable, and
(ii)	any cost, lost, damage or expense incurred or suffered by the Indemnified Party in the settlement of such Third Party Liability or the conduct of any legal, administrative or other proceedings shall be added to the amount of the Indemnity Claim.

ARTICLE 15
TERMINATION
15.1            Subject to Section 15.2 hereto, this Agreement may, by notice given before or at the Closing, be terminated by:
(a)	mutual agreement of Sonoma and NHL;
(b)	either Sonoma or NHL upon notice to the other in the event that any condition set forth in this Agreement for their benefit is not satisfied to the satisfaction of such party or becomes incapable of being satisfied and such party does not waive such condition;
(c)	either Sonoma or NHL, if there shall be any applicable law that makes consummation of the Transaction illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a competent governmental entity enjoining Sonoma or NHL from consummating the Transaction shall be entered and such judgment, injunction, order or decree shall have become final and non-appealable;
(d)	either Sonoma or NHL upon notice to the other in the event that the Transaction is not completed before September 30, 2014, or such other date as Sonoma and NHL may agree in writing;
(e)	Sonoma, if NHL or the Shareholders has breached any of their respective representations, warranties or covenants in this Agreement and such breach is not curable or if curable, is not cured within five (5) business days after notice thereof has been received by the Party alleged to be in breach; or
(f)	NHL, if Sonoma has breached any of its representations, warranties or covenants in this Agreement and such breach is not curable or if curable, is not cured within five (5) business days after notice thereof has been received by the Party alleged to be in breach.
15.2            Each Party's right of termination under Section 15.1 hereto is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 15.1 hereto, all obligations of the Parties under this Agreement will terminate, except as provided under Section 14.4 hereto; provided, however, that for greater certainty if this Agreement is terminated by a Party because of the breach of the Agreement by another Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of any other Party's failure to comply with its obligations under this Agreement, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired.
15.3            In the event of termination of this Agreement at or prior to the Time of Closing pursuant to Section 15.1 of this Agreement, the provisions of Section 18.5 hereto shall survive such termination indefinitely.
ARTICLE 16
NOTICES
16.1            All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person, telegraphed, or mailed by certified registered mail, postage prepaid:
(a)	If to the Shareholders, at the address listed in Schedule "A"
(b)	If to Sonoma, addressed as follows:
77 King Street West
Suite 2905
Toronto, ON M5K 1H1

Attention:	Yvan Routhier
	Tel:	(514) 352-5546
	Email:	yvanrouthier@deltapac.ca

(c)	If to NHL, addressed as follows:
77 King Street West
Suite 2905
Toronto, ON M5K 1H1

Attention:	David Posner
	Tel:	647-985-6727
	Email:	dposner@gmail.com
or to such other address as the Party to be notified shall have furnished to the other Parties in writing. Any notice given in accordance with the foregoing shall be deemed to have been given when delivered in person or on the next business day following the date on which it shall have been telegraphed or mailed.
ARTICLE 17
AMENDMENTS
17.1            This Agreement may be amended or modified only by a written instrument executed by the Parties affected thereby, or by their respective successors and permitted assigns.
ARTICLE 18
GENERAL
18.1            This Agreement:
(a)	shall be construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein; and
(b)	shall enure to the benefit of and be binding upon Sonoma, the Shareholders and NHL and their respective executors, administrators, legal representatives, successors and permitted assigns, nothing in this Agreement, express or implied, being intended to confer upon any other person any rights or remedies hereunder.
18.2            Time shall be of the essence hereof.
18.3            Each of the Parties hereto covenants and agrees that at any time and from time to time after the Closing Date such Party will, upon the request of the other Parties, do, execute, acknowledge and deliver all such further acts, documents and assurances as may be reasonably required for the better carrying out of the terms of this Agreement.
18.4            This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be considered an original but all of which together shall constitute one and the same agreement.
18.5            Unless otherwise provided, each of Sonoma, NHL and the Shareholders shall be responsible for the expenses (including fees and expenses of legal advisors, accountants and other professional advisors) incurred by them, respectively, in connection with the negotiation and settlement of this Agreement and the completion of the Transaction.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.  It is expressly understood that NHL's legal counsel will be principally responsible for preparing the documents required to complete the Transaction.

18.6            The Parties hereto agree to file in a timely manner all forms required to be filed after the Closing Date by applicable law and by the regulations and policies of all applicable securities regulatory authorities in connection with the Transaction.
18.7            Neither this Agreement nor any right or obligation hereunder shall be assignable by any Party hereto without the prior written consent of the other Parties hereto.
18.8            Until immediately after the Time of Closing, all documents and information exchanged or received hereunder by Sonoma, the Shareholders or NHL and their respective auditors and solicitors shall be treated as confidential information except as may be required by law, or regulation. Any press releases shall be subject to joint approval.
ARTICLE 19
INDEPENDENT LEGAL ADVICE
19.1            Each of the Shareholders, NHL and Sonoma hereby represent and warrant to each other and acknowledge and agree that they have each had the opportunity to seek and were not prevented nor discouraged from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that they did not avail themselves of that opportunity prior to signing this Agreement, they did so voluntarily without any undue pressure and agree that their failure to obtain independent legal advice shall not be used by them as a defence to the enforcement of their obligations under this Agreement.
IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.
NUTRITIONAL HIGH LTD.
Per:	/s/ "David Posner"
Name: David Posner Title: President and Chief Executive Officer
I have authority to bind the corporation

SONOMA CAPITAL INC.
Per:	/s/ "Yvan Routhier"
Name: Yvan Routhier Title: Chief Executive Officer
I have authority to bind the corporation

NUTRITIONAL HIGH LTD., AS ATTORNEY, ON BEHALF OF THE SHAREHOLDERS LISTED IN SCHEDULE "A"
/s/ "David Posner"
Name: David Posner Title: President & Chief Executive Officer of Nutritional High Ltd., as attorney